Exhibit 11

April 23, 2025

To whom it may concern:

Wegner CPAs hereby grants Shared Capital Cooperative permission to use our 2024 audit report for its regulation A offering and any associated reports connected with that offering.

Sincerely,

/s/ Brian Dahlk, CPA
Brian Dahlk, CPA
Senior Manager